[ ] = Confidential Treatment Requested Under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2; Text Omitted and Filed Separately with the Securities and Exchange Commission

Exhibit 10.50

Amendment to Amended and Restated Research Collaboration Agreement

THIS AMENDMENT TO AMENDED AND RESTATED RESEARCH COLLABORATION AGREEMENT (the “Amendment”) is dated as of May 28, 2004 and amends the Amended and Restated Research Collaboration Agreement (the “Research Collaboration Agreement”) entered into as of January 3, 2003 between Diversa Corporation (“Diversa”), a Delaware corporation, and Syngenta Participations AG, a corporation organized under the laws of Switzerland (“Syngenta”) (individually a “Party” and collectively the “Parties”).

WHEREAS Diversa and Syngenta entered into the Research Collaboration Agreement to collaborate in the “Syngenta Exclusive Field” (as defined therein) to discover and develop new “Biomolecules” and “Products” (as such terms are defined therein) based on such Biomolecules utilizing the technology licensed by Syngenta to Diversa as well as Diversa’s technology and expertise;

WHEREAS Diversa and Syngenta Seeds AG (“Syngenta Seeds” and successor to Novartis Seeds AG), an affiliate of Syngenta, are parties to a Joint Venture Agreement dated and effective as of December 1, 1999 (the “Joint Venture Agreement”) under which a joint venture was formed to develop and commercialize enzyme-related products in certain markets, whereby Diversa would develop the products and Zymetrics, Inc. (an affiliate of Syngenta and Syngenta Seeds) and/or Syngenta Seeds would commercialize the products on the terms set forth in the Joint Venture Agreement and in the Research and Development Agreement ( the “Zymetrics Agreement”) dated and effective as of December 1, 1999 between Diversa and Zymetrics.

WHEREAS the Zymetrics Agreement and the Joint Venture Agreement will terminate on November 30, 2004;

WHEREAS Diversa, Syngenta Seeds, Zymetrics, and Syngenta have entered into a Transition Agreement contemporaneously with entering into this Amendment under which the Zymetrics Agreement and the Joint Venture Agreement have been amended and the Parties have transferred certain of their rights and obligations under the Zymetrics Agreement and the Joint

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Venture Agreement to Diversa and Syngenta as applicable to be governed by the terms of the Research Collaboration Agreement, as amended by this Amendment.

WHEREAS Diversa and Syngenta desire to amend the Research Collaboration Agreement on the terms and conditions set forth herein in accordance with the Transition Agreement to provide for, among other things, the transfer of certain projects undertaken under the Zymetrics Agreement and the Joint Venture Agreement to the Research Collaboration Agreement, as amended by this Amendment.

NOW THEREFORE, in consideration of the mutual covenants set forth in this Amendment, the Parties agree to amend the Research Collaboration Agreement as follows:

1.	Definitions

The Research Collaboration Agreement shall be amended to include the following new or amended definitions:

1.3 “Approved Zymetrics Research Projects” means the projects in existence under the Zymetrics Agreement known as […***…].

1.4 “Biomolecule” has the meaning set forth in the Research Collaboration Agreement.

1.5 “Cost of Goods” with respect to Zymetrics Microbial Products means […***…] for supply of the applicable Zymetrics Microbial Product, as specified in the Manufacturing and Supply Agreement by and between Zymetrics, Inc. and Diversa dated August 20, 2002, or other applicable agreement between Diversa and Syngenta or its Affiliate. If a Third Party is utilized by Syngenta to provide a second source for the same applicable Zymetrics Microbial Product, […***…] shall be used to determine the total Cost of Goods for the same applicable Zymetrics Microbial Product. […***…]

1.6 “Diversa Field of Exploitation” means products based on microbially-derived Biomolecules, not produced in Plants, for use in the pulp and paper industry solely for

(a)	[…***…]

(b)	[…***…]

(c)	[…***…]

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(d)	[…***…]

(e)	[…***…] and/or

(f)	[…***…].

1.7 “Gross Margin” means Net Revenue minus Cost of Goods.

1.8 “Net Revenue” for purposes of this Amendment has the meaning set forth in the Research Collaboration Agreement, except that Section 6.2 of the Research Collaboration Agreement pertaining to cumulative royalty does not apply.

1.9 “Net Sales” and “[…***…]” have the meanings set forth in the Joint Venture Agreement which is incorporated herein by this reference.

1.10 “Post-Amendment Inventions” has the meaning set forth in the Transition Agreement which is incorporated herein by this reference.

1.11 “Pre-Amendment Inventions” has the meaning set forth in the Transition Agreement which is incorporated herein by this reference.

1.12 “Profit” with respect to sales, licenses, or other transactions involving Zymetrics Microbial Products during an applicable calendar year shall mean the net cumulative amount, which may not be less than zero annually, equal to:

(a)	the Net Revenue of the Zymetrics Microbial Products during such period, less

(b)	Costs of Goods sold and, without duplication, […***…] the Zymetrics Microbial Products during such period, but excluding:

(i)	[…***…]

(ii)	interest expenses,

(iii)	taxes, and

(iv)	[…***…],

in each case calculated in accordance with U.S. generally accepted accounting principles consistently applied;

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(c)	Provided that […***…] shall be […***…].

1.13 “Zymetrics Animal Feed Field” means the “Animal Feed Field” as defined in the Zymetrics Agreement.

1.14 “Zymetrics Microbial Products” means the products known as […***…] and the product which is the […***…] commercialized which consists of, incorporates, or is made through the use of a Pre-Amendment Invention, and on a country by country basis, any derivatives thereof that are commercialized under the same or substantially the same regulatory approvals for […***…] in such country.

1.15 “Zymetrics Transgenic Products” means the […***…], the […***…], and the […***…] commercialized which consists of, incorporates, or is made through the use of a Pre-Amendment Invention, and on a country by country basis, any derivatives thereof that are commercialized under the same or substantially the same regulatory approvals for such products in such country.

2.	Zymetrics Biomolecules and Projects

2.1 Except as otherwise expressly provided in this Amendment, all Biomolecules developed or invented under the Zymetrics Agreement and Joint Venture Agreement shall be made available for research, development and commercialization and shall be treated as Biomolecules in all respects under the terms and conditions of the Research Collaboration Agreement, as amended by this Amendment, including, without limitation:

(a)	the Pre-Amendment Inventions;

(b)	the Post-Amendment Inventions;

(c)	all of such Biomolecules tested under the criteria set forth in the project plans to establish TB or CDB status under the Zymetrics Agreement as of the Effective Date but that did not meet the applicable Minimum Activity Level (as such term is defined in the Zymetrics Agreement); and

(d)	all of such Biomolecules for which specific gene sequence data is not available as of the date of execution of this Amendment but whose activity was detected in the

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applicable screen set forth in the applicable project plan under the Zymetrics Agreement.

The gene sequences for the Biomolecules included within clauses (a) through (c) above that are available to Diversa as of the date of execution of this Amendment, as well as the internal Diversa references for the Biomolecules included within clause (d) above, shall have been provided to Syngenta as of the date of execution of this Amendment. The Diversa references for the Biomolecules included within clauses (a) through (d) above are set forth in the list delivered by Diversa to Syngenta as of the date of execution of this Amendment.

2.2 Except as expressly provided herein, the Approved Zymetrics Research Projects shall be governed by the terms of the Research Collaboration Agreement, as amended by this Amendment, and shall be treated as Project Research. The Approved Zymetrics Research Projects shall be treated collectively as one Project under the Research Collaboration Agreement, as amended by this Amendment, and be known as the “[…***…] Project.” For […***…], Diversa shall be eligible to receive Milestone payments if earned, for each of the Approved Zymetrics Research Projects individually, which are in lieu of the Milestones and related payments for “[…***…]” and “[…***…]” provided under Section 5.1 of the Research Collaboration Agreement. For […***…], Diversa shall be eligible to receive Milestone payments, if earned, based on Milestones established for the […***…] Project for the “[…***…]” and “[…***…]” Milestones as provided in Section 5.1 of the Research Collaboration Agreement. As of the date of execution of this Amendment, the Parties shall have agreed the Milestones for the Approved Zymetrics Research Projects for […***…] and for the […***…] Project for […***…].

3.	Zymetrics Microbial Products and Zymetrics Transgenic Products

3.1 Notwithstanding Section 2 of this Amendment and in lieu of any other payments that would otherwise be payable and of any other provisions that would otherwise apply under the Research Collaboration Agreement or any other agreement, if Syngenta or and or its Affiliates commercializes a Zymetrics Microbial Product, the following shall apply with respect to such Zymetrics Microbial Product(s):

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(a)	Syngenta shall be entitled to receive and retain […***…] of the […***…] with respect to such Zymetrics Microbial Products; provided that such Profit shall be calculated annually commencing as of […***…], with […***…];

(b)	After retention by Syngenta of the […***…] with respect to such Zymetrics Microbial Products pursuant to Section 3.1(a), Profit with respect to such Zymetrics Microbial Products shall then be distributed […***…] to Diversa until Diversa has received […***…], using the method specified in Section 3.1(a) of this Amendment to arrive at […***…];

(c)	For purposes of Sections 3.1(a) and (b) of this Amendment, Profit shall be calculated on an annual basis; provided that each of Diversa and Syngenta shall receive estimated quarterly payments on their respective share of the Profit payable in arrears within 45 days after the end of the applicable quarter, adjusted each quarter and trued-up at year end to take account of the actual annual Profit;

(d)	When […***…] in Profit has been paid to Syngenta and Diversa combined pursuant to Sections 3.1(a) and (b) hereof, then Diversa shall receive a royalty equal to […***…]% of Syngenta’s […***…] with respect to Zymetrics Microbial Products produced by Fermentation; provided that if Diversa in a calendar year is responsible, directly or indirectly for the manufacture by Fermentation of […***…] of a Zymetrics Microbial Product, then the royalty rate with respect to that Zymetrics Microbial Product for that year shall be […***…]% on Syngenta’s […***…] with respect to the applicable Zymetrics Microbial Product produced by Fermentation;

(e)	Diversa shall be entitled to receive a commercialization fee in the amount of $[…***…] for each Zymetrics Microbial Product, payable within 30 days after the first commercial sale or receipt of first income in connection with a license of each such Zymetrics Microbial Product; so long as that amount has not previously been paid for the same achievement under the terms of the Joint Venture Agreement and/or the Zymetrics Agreement; and

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(f)	Net Revenues earned on the Zymetrics Microbial Products shall not be used in calculating cumulative annual Net Revenue under Section 6.2 of the Research Collaboration Agreement.

3.2 Notwithstanding Section 2 of this Amendment and in lieu of any other payments that would otherwise be payable and of other provisions that would otherwise apply under the Research Collaboration Agreement or any other agreement, if Syngenta or its Affiliates commercializes a Zymetrics Transgenic Product, the following shall apply with respect to such Zymetrics Transgenic Product(s):

(a)	Diversa shall be entitled to receive a royalty equal to […***…]% of […***…]; and

(b)	Diversa shall be entitled to receive a commercialization fee in the amount of $[…***…] for […***…] Zymetrics Transgenic Products, payable within 30 days after the first commercial sale or receipt of first income in connection with a license of each such Zymetrics Transgenic Product.

3.3 Distribution of Profits and payment of royalties under this Section 3 shall be governed by the Research Collaboration Agreement, as amended by this Amendment, except as otherwise expressly provided herein.

3.4 For the Zymetrics Microbial Products, Diversa shall have no obligation to provide Syngenta or any third party with access to Diversa’s licensed or proprietary expression hosts or fermentation technology.

3.5 Diversa and Syngenta agree that Diversa shall be Syngenta’s preferred supplier of Zymetrics Microbial Products produced through Fermentation in accordance with the terms and conditions of Section 2.2(e) of the Research Collaboration Agreement; provided that Syngenta shall have the right to appoint a third party as a second scale-up partner and supplier to optimize its commercial position.

4.	Option to Zymetrics Animal Feed Field

4.1 For and in consideration of Syngenta’s payment to Diversa of $[…***…] (the “Animal Feed Field Option Fee”), payable within thirty (30) days of the date of this Amendment, Diversa grants Syngenta the exclusive option to include the Zymetrics Animal Feed Field in the Syngenta Exclusive Field under the terms of the Research Collaboration Agreement, as amended by this

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Amendment, which option is exercisable […***…] by Syngenta giving Diversa written notice thereof (the “Zymetrics Animal Feed Field Option”) and by paying Diversa the sum of $[…***…] (the “Animal Feed Field Exclusivity Fee”). If the Zymetrics Animal Feed Field Option is exercised by written notice of the exercise thereof on or before […***…], the definition of “Animal Feed Field” in Section 1.2 of the Research Collaboration Agreement shall be automatically amended, effective as of the effective date of this Amendment, as follows: “Animal Feed Field’ means the use of Biomolecules for feed applications to alter, modify or improve feed conversion and/or animal nutrition, but excluding all vaccines and therapeutic applications.”

4.2 For the period […***…], Diversa shall not engage in any research, development and commercialization activities or license or enter into an agreement with a third party to engage in such activities in the Zymetrics Animal Feed Field except as otherwise agreed between the Parties.

5.	Innovase Products; Rights to D45

5.1 Subject to Article 5 of this Amendment Diversa agrees that the collaboration agreements between Dow and Diversa known as Innovase LLC have terminated and that it has acquired Dow’s interests, and thus that the Diversa Commitment relating to the “Innovase LLC” that would be within the Syngenta Exclusive Field except for such Diversa Commitment, shall be made part of the Syngenta Exclusive Field.

5.2 Notwithstanding anything to the contrary in the Research Collaboration Agreement, subject to this Amendment, Syngenta agrees that Diversa shall have the right to pursue development and commercialization, at its cost and without any payments from or to Syngenta, the products called Luminase, Luminase XL, Cottonase […***…] D45, and […***…] in the fields set forth in the Innovase agreements as described by Diversa in its disclosure of its Diversa Commitments as follows: “[…***…].”

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5.3 Notwithstanding anything to the contrary in the Research Collaboration Agreement, subject to this Amendment, Syngenta grants Diversa the right to develop and commercialize, at its cost and without any payments from or to Syngenta, products in the Diversa Field of Exploitation. Further, Syngenta will consider in good faith granting Diversa the right to develop and commercialize, at its cost and without any payments from or to Syngenta, products for use in the pulp and paper field outside the Diversa Field of Exploitation but within the Syngenta Exclusive Field, provided such products are not competitive with a Project or Syngenta Product.

5.4 Diversa grants Syngenta an exclusive option to develop and commercialize the product known as “D45” and all derivatives thereof on a sole and exclusive basis in the Syngenta Exclusive Field on the terms set forth herein. Diversa agrees that it will not, directly or indirectly, or through a third party, sell, license or otherwise commercially profit from the product known as “D45” and any derivative thereof, or enter into an agreement with a third party to sell or license such rights, except as provided herein.

(a)	As of the date of this Amendment, Diversa shall have in good faith provided Syngenta with samples of D45 for evaluation and a data package including information regarding regulatory and bioefficacy data, patents, and marketing information and Diversa’s good faith estimate of its cost to manufacture and supply, which data package will be accurate and complete to the best of Diversa’s knowledge. During the option period, Diversa shall provide Syngenta with reasonable access to Diversa personnel with knowledge of D45 for the purpose of providing additional information and access to Diversa’s files and records relating to D45. Syngenta’s option to acquire the sole and exclusive rights to D45 and derivatives shall expire sixty (60) days from the date of this Amendment. Diversa may provide samples of D45 for testing and have related discussions with third parties during the option period provided that it does not enter into any agreement (binding or non-binding) with a third party to license, sell or transfer any rights to D45 and/or its derivatives. Syngenta shall have the right to exercise this option by delivering to Diversa written notice thereof prior to the expiration of such sixty (60) day period.

(b)	If Syngenta exercises its option to acquire sole and exclusive rights to develop and commercialize D45 and all derivatives thereof in the Syngenta Exclusive Field, the following shall apply:

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(i)	Syngenta shall pay Diversa a license fee in the amount of $[…***…] within ten (10) days of providing such notice;

(ii)	D45 and its derivatives shall be deemed a Syngenta Product(s) and a Biomolecule(s) under the Research Collaboration Agreement and Diversa shall be entitled to royalties calculated in accordance with Section 6.1 of the Research Collaboration Agreement, based on the whether the Syngenta Product is produced by Fermentation or Transgenic production; Syngenta shall have no obligation to commercialize D45 or its derivatives; Diversa shall […***…] with respect to D45 and its derivatives except as provided herein;

(iii)	Syngenta shall pay Diversa the sum of $[…***…] within thirty (30) days after […***…]; provided that if […***…] then Diversa shall not be entitled to receive the $[…***…] payment and instead shall be eligible to receive Milestone payments and royalties under the terms of the Research Collaboration Agreement; and the $[…***…] license fee previously paid shall be […***…]; and

(iv)	Syngenta shall have the right to engineer D45 and its derivatives into Plants.

5.6 If Syngenta does not exercise its option as provided in Section 5.5 of this Amendment, Diversa shall be free to develop and commercialise D45 and its derivatives itself or through third parties not only in any field outside the Syngenta Exclusive Field but also within the Syngenta Exclusive Field only as provided in Section 5.2 of this Amendment.

5.7 Diversa has advised Syngenta that it has a royalty bearing license from […***…] to the […***…]

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[…***…]. This license […***…], however, Diversa has advised Syngenta that […***…].

6.	Research Funding and Financial Matters

6.1 In consideration of Diversa entering into this Amendment and the Transition Agreement, Syngenta agrees to pay Diversa the sum of $[…***…], payable within thirty (30) days of the date of this Amendment.

6.2 Syngenta or its Affiliates shall reimburse Diversa for severance costs at the rate of $[…***…] per […***…] toward […***…] for a maximum financial commitment from Syngenta of $[…***…] over […***…]. Diversa will provide Syngenta with an estimate of […***…] and will confirm the […***…]. […***…]. Syngenta shall reimburse Diversa within thirty (30) days after receiving notice of […***…].

6.3 In addition to the FTE Funding contemplated under Section 2 of the Research Collaboration Agreement and in this Amendment, Syngenta shall fund additional Project Research and/or Directed Research and/or shall make other payments to Diversa as follows:

(a)	In 2004,

(i)	Syngenta shall pay Diversa the Animal Feed Field Option Fee as provided in Section 4.1;

(ii)	Syngenta shall fund development work in the amount of $[…***…] to be managed by Diversa, which sum includes a […***…] to Diversa;

(iii)	Syngenta shall fund $[…***…] for which Diversa undertakes to complete the Approved Zymetrics Research Projects in 2004; and

(iv)	Syngenta shall pay Diversa up to $[…***…] in milestone

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payments if earned, in connection with the Approved Zymetrics Research Projects as a result of new Milestones that have been agreed by the Parties as of the date of execution of this Amendment.

(b)	In […***…]

(i)	Syngenta shall pay Diversa the Animal Feed Field Exclusivity Fee, if the Zymetrics Animal Feed Field Option is exercised by Syngenta as provided in Section 4.1; and

(ii)	If Syngenta exercises the Zymetrics Animal Feed Field Option, Syngenta shall pay the amount of $[…***…] to fund as designated by Syngenta in its discretion, as between Directed Research and/or Project Research, and or development work subject only to including a minimum of […***…] FTEs at the applicable […***…] FTE Rates set forth in Section 2.6(a) of the Research Collaboration Agreement, with the balance, including a […***…], for development work to be managed by Diversa on behalf of Syngenta.

(c)	In […***…]

(i)	If Syngenta exercises the Zymetrics Animal Feed Field Option, Syngenta shall pay Diversa $[…***…] for development work to be managed by Diversa for Syngenta, which amount includes a […***…] to Diversa.

7.	Syngenta Personnel at Diversa Facility

7.1 The Parties agree that it would be desirable to locate a number of Syngenta employees, to be agreed, at Diversa’s San Diego, California facility to facilitate closer collaboration on the progress of Projects under the Research Collaboration Agreement, as amended by this Amendment, including facilitating the transfer of the Approved Zymetrics Research Projects. It is anticipated that the number of Syngenta employees would be between 5-15 people and would be technical, development, regulatory and/or business analysis staff associated with the Animal Feed business and the enzyme business. Such Syngenta staff would remain employees of

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Syngenta. Following a good faith discussion with Syngenta, Diversa shall have the right to reject any Syngenta employee that is proposed to be located at Diversa’s facility. Diversa agrees to provide office space, lab space, non-secretarial administrative support, furniture, normal office supplies and if applicable, IT support. Diversa shall charge Syngenta for these services and supplies at a cost […***…] per Syngenta non-administrative employee at its San Diego, California facility; the rate will be adjusted by inflation each year based on the Consumer Price Index. Syngenta may employ up to two administrative staff as to which Diversa shall provide the services and supplies above at no charge. Syngenta shall pay for its own laboratory supplies and other laboratory consumables as well as any office supplies that are not normally available to other Diversa employees. Either Party shall have the right to terminate this arrangement on at least six (6) months’ written notice.

7.2 As of the date of this Amendment, Syngenta will appoint a commercial manager for the animal feed enzyme business who is not expected to be located at the Diversa San Diego facility, subject to Section 7.1 above. Syngenta’s commercial and strategic management for the Animal Feed business is expected to be located at other Syngenta locations in the United States. Notwithstanding the above, Syngenta reserves the sole right to determine in its discretion its management appointments, its organization, location of its personnel and its staffing decisions.

7.3 Diversa shall endeavor to nominate certain Diversa FTE staff as dedicated to Research Projects under the Research Collaboration Agreement, as amended by this Amendment, excluding Projects for Biopharma and Directed Research. Further, in as much as it is practical, such Diversa FTE staff and Syngenta staff shall be co-located at Diversa’s San Diego facility.

8.	Executive Council; Research Committee; Syngenta Business Development Leadership Team

8.1 An Executive Council will be established between Diversa and Syngenta to assist with the management of the overall relationship between the parties. The Executive Council will include representatives of senior management of both Parties.

8.2 Diversa and Syngenta shall each appoint four members to the Research Committee.

8.3 Syngenta in its discretion may invite a representative of Diversa to attend meetings from time to time of the Syngenta Business Development Leadership Team, or its successor group within Syngenta if any, to discuss the overall relationship of Diversa and Syngenta under the

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Research Collaboration Agreement, as amended by this Amendment, the Zymetrics Microbial Products or the Zymetrics Transgenic Products or other issues as appropriate. Syngenta is subject only to the obligations of the Research Collaboration Agreement, as amended by this Amendment. Currently, the Syngenta Business Development Leadership Team is responsible, inter alia, for Syngenta’s corporate commercial portfolio management decisions with respect to the Research Collaboration Agreement, as amended by this Amendment. Any Diversa representative shall be only invited to that portion of meetings relevant to this collaboration. The Research Committee responsibilities are specifically set forth in the Research Collaboration Agreement and are unchanged by this Amendment.

9.	Syngenta Affiliate

9.1 Syngenta shall have the right to have Zymetrics and/or Syngenta Seeds AG become a party or parties to the Collaboration Agreement if it deems this to be desirable only in connection with the transition of the transferred Zymetrics projects to the Research Collaboration Agreement, as amended by this Amendment. If Syngenta wishes to exercise this right, it will notify Diversa and the Parties will execute an amendment to the Research Collaboration Agreement to add such Affiliate.

10.	Effective Date

10.1 The effective date of this Amendment is February 21, 2004.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

Diversa Corporation		Syngenta Participations AG

By:	/s/ William Baum	By:	/s/ Adrian C. Dubock
	William Baum – EVP		Adrian C. Dubock
Head M&A Ventures

		By:	/s/ Marian T. Flattery
Marian T. Flattery
Head of IP and Licensing

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